Exhibit 10.25

PHIBRO ANIMAL HEALTH CORPORATION
RETIREMENT INCOME AND
DEFERRED COMPENSATION PLAN

Amended and Restated as of April 15, 2009

PREAMBLE

This Plan is an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel. The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

ARTICLE 1. DEFINITIONS

Section 1.01

“Company” means PHIBRO ANIMAL HEALTH CORPORATION, a New York Corporation, CP CHEMICALS, INC., a New Jersey Corporation, and PHIBRO-TECH, INC., a Delaware Corporation and their corporate successors.

Section 1.02

“Board” means the Board of Directors of Phibro Animal Health Corporation.

Section 1.03

“Committee” means the Deferred Compensation Plan Committee.

 Section 1.04

“Plan” means this Phibro Animal Health Corporation Retirement Income and Deferred Compensation Plan as it may be amended from time to time. The calendar year shall be the Plan Year.

Section 1.05

“Effective Date of Plan” means March 18, 1994.

Section 1.06

“Employee” means an employee of the Company.

Section 1.07

“Annual Compensation” shall mean the regular compensation paid to an employee in a calendar year, exclusive of any bonus or other incentive compensation.

Section 1.08

“Base Salary Amount” shall be a minimum amount of Annual Compensation, determined by the Committee at the beginning of each Plan Year, which must be earned by an employee in order for said employee to be eligible to participate in the Plan during said Plan Year. The Base Salary Amount for the calendar years 1993 and 1994 shall be $150,000. In no event shall said amount be less than $150,000 in any subsequent calendar year.

Section 1.09

“Eligible Compensation” shall mean the maximum amount of a Participant’s Annual Compensation that may be taken into account in determining his Retirement Income Benefits

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hereunder. For the calendar year 1993, Eligible Compensation shall be $235,840; that amount shall be increased 6% each calendar year thereafter that the Plan is in force and effect.

Section 1.10

“Eligible Employee” means an Employee designated for participation by the Board or the Committee.

Section 1.11

“Participants” means all Eligible Employees who participate in the Plan, or persons who were such at the time of their retirement, death, disability or resignation and who retain, or whose beneficiaries obtain, benefits under the Plan in accordance with its terms. An employee shall be deemed to have been a Participant in the Plan during each year of his employment on or after the Effective Date in which he was eligible to earn a Retirement Income Benefit hereunder. A Participant will remain in the Plan, during any period in which he is on an approved leave of absence, or is on disability leave provided he is then receiving disability payments paid for by Company.

Section 1.12

“Normal Retirement Date” means the date on which a Participant attains the age of sixty-five (65) years and has completed at least ten (10) years of service with the Company. “Early Retirement Date” means the date on which the employment of a Participant terminates, provided he has completed at least ten (10) years of service with the Company and has attained the age of fifty—five (55) years.

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Section 1.13

“Benefit Percentage” means that percentage (if any) declared by the Committee with respect to a Plan Year, which when multiplied by a Participant’s Eligible Compensation shall determine the Annual Percentage Accrual.

Section 1.14

“Annual Percentage Accrual” shall mean the amount, if any, of the Eligible Compensation earned by a Participant in a Plan Year, with respect to which the Committee shall determine to award a Retirement Income Benefit for said year. Said determination shall be made during the first quarter of the immediately following year with respect to Participants who are employed by the Company at the time said determination is made. Thus, for example, the Committee will determine the 1993 Annual Percentage Accrual, if any, during the first quarter of 1994.

Section 1.15

“Retirement Income Benefit” is equal to the sum of the Annual Percentage Accrual(s), if any, declared by the Committee during the years that said Participant participated in the Plan. Within thirty (30) days after the end of each Plan Year, each Participant shall receive a statement of benefits reflecting the Participant’s Retirement Income Benefit (if any) earned for the previous Plan Year, as well as the total of said Participant’s accrued benefit, to date.

Section 1.16

“Survivor’s Income Benefit” is the benefit payable to the Beneficiary of a Participant who dies before having retired from the Company.

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Section 1.17

 “Deferred Compensation Benefit” is an optional benefit which a Participant may elect, prior to the start of each Plan Year, (except the first Plan Year, in which such election must be made within thirty (30) days of the Effective Date with respect to Compensation payable to said Participant for that period in 1994 subsequent to the date of such election) and which the Company may (partially) match each year. In addition, a Participant who first becomes eligible to participate during a Plan Year may elect to so participate within 30 days of becoming eligible.

Section 1.18

“Deferred Compensation Account” means the account maintained by the Trustee in the name of each Participant.

Section 1.19

“Beneficiary” means the person or persons a Participant shall have designated to succeed to his right to receive payments hereunder in the event of his death. In case of a failure to designate a beneficiary, or the death of a designated beneficiary without a designated successor, such payments shall be made to the Participant’s estate. No designation of beneficiaries shall be valid unless in writing signed by the Participant, dated, and filed with both the Committee and the Trustee. Beneficiaries may be changed without the consent of any prior beneficiaries.

Section 1.20

“Trust” means the Phibro Animal Health Corporation Retirement Income & Deferred Compensation Trust created as of January 1994, which is a grantor trust.

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Section 1.21

“Trustee” means the Trustee of the Trust.

Section 1.22

The terms hereof shall be read in the plural or singular, or masculine or feminine, as the case may be, whenever appropriate.

ARTICLE II. ANNUAL DEFERRALS

Section 2.01

During the first Plan Year, each Participant shall notify Company within thirty (30) days of the Effective Date, on a form provided by Company, of the portion, if any, of said Participant’s Base Salary Amount in excess of $150,000 payable to said Participant for the period in 1994 subsequent to the date of such election, that said Participant elects to defer (the “1994 Deferral Amount”). Thereafter, on or before the fifteenth (15th) day of the month preceding the first day of each Plan Year (or within 30 days of becoming eligible to participate in the Plan), each Participant shall notify Company, on a form provided by Company, of the portion, if any, of said Participant’s Base Salary Amount in excess $150,000 payable to said Participant in the next calendar year (or for the remainder of that calendar year in the case of a mid-year eligibility) that said Participant elects to defer (hereinafter “Annual Deferral”). The election, once made, shall be irrevocable. However, a Participant who has received a Hardship Distribution as provided for in Section 8.01, shall not be eligible to make an Annual Deferral until after the close of the Plan Year following the date of such Hardship Distribution.

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Section 2.02

 The amount of the Annual Deferral elected by a Participant in any calendar year may not be less than $3,000.00 and may not exceed $20,000.00.

Section 2.03

If a Participant who has elected a 1994 Deferral Amount or in any Plan Year after 1994 has elected an Annual Deferral is a member of the Company’s Qualified Section 401(k) Plan and has elected to contribute the maximum deductible amount to said Plan in 1994 or any subsequent calendar year, Company will match the first $3,000 which said Participant has elected to defer hereunder during said calendar year (hereinafter “Company Matching Contribution Amount”). The Company shall withhold, each quarter, or such other period determined by Company, from the compensation payable to said Participant, one-quarter (1/4), or such other proportionate amount of said Participant’s Annual Deferral.

Section 2.04

The Annual Deferral Amount and the Company Matching Contribution Amount, if any, shall be credited to a Participant’s Deferred Compensation Account at the time said amounts are withheld from the Participant’s salary and/or paid by Company, as the case may be.

Section 2.05

Notwithstanding the provisions of Section 2.01, on or before the first (1st) day of the month preceding the first month of each Plan Year commencing January 1, 1995, Company may determine, in its sole discretion, to advise each Participant that no Annual Deferral will be permitted in the next calendar year.

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ARTICLE III. RETIREMENT BENEFITS

 Section 3.01

“Normal Retirement Benefit”. A Participant who retires on or after his Normal Retirement Date shall be paid a monthly retirement benefit in an amount determined by dividing his Retirement Income Benefit by twelve (12).

Section 3.02

“Early Retirement Benefit”. Upon the retirement of a Participant who shall have attained his Early Retirement Date, he shall be paid a monthly retirement benefit in an amount determined by dividing his Retirement Income Benefit, by twelve (12), reduced as follows:

	REDUCTION FOR EACH	REDUCTION FOR EACH
AGE AT RETIREMENT	MONTH LESS THAN AGE 65	YEAR LESS THAN 65

Greater than 55 but less than 60.1667%		2%

60 to 62.0833%		1%

Greater than 62	0%	0%

Section 3.03

“Survivor’s Income Benefit”. If a Participant shall die during his employment prior to having begun to receive any Retirement Income Benefits hereunder, his Beneficiary shall be entitled to receive, in said Beneficiary’s discretion, a monthly death benefit in an amount equal to either (i) the then value of said Participant’s Retirement Income Benefit, (hereinafter “Survivor’s Retirement Benefit”) or (ii) an amount determined as follows:

Section 3.03.1. If said Participant died prior to attaining the age of forty (40) years, an amount equal to three (3) times the Participant’s Annual Compensation at the time of death (annualized).

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Section 3.03.2. If said Participant died after having attained the age of forty (40) years but prior to having attained the age of fifty (50) years, an amount equal to two (2) times the Participant’s Annual Compensation at the time of death (annualized).

Section 3.03.3. If said Participant died after having attained at least the age of fifty (50) years, an amount equal to the Participant’s Annual Compensation at the time of death (annualized).

Section 3.03.4. The benefit determinable under Section 3.03.1, 3.03.2 or 3.03.3, as the case may be, is hereinafter referred to as the “Annualized Benefit”.

Section 3.04

“Survivor’s Income Benefit”. A Beneficiary electing to receive the “Annualized Benefit” shall be entitled to receive only those amounts accrued as of December 31, 2004. A Beneficiary electing to receive the deceased Participant’s Retirement Income Benefit shall be entitled to receive a monthly benefit based on the amount accrued as of the date of death.

Section 3.05

“Forfeiture For Cause”. Notwithstanding anything contained in the Plan to the contrary, if, in the Committee’s discretion, it is determined that a Participant’s employment be terminated for Cause, such Participant shall forfeit all rights to any Retirement Income Benefit payable under the Plan. For purposes of the foregoing, “Cause” shall mean any one or more of the following: (a) theft or misappropriation of Company funds or assets, or intentionally damaging the Company’s assets; (b) falsification of Company records; (c) willful failure or refusal to perform duties reasonably assigned; (d) conviction (including a guilty plea) of a felony or misdemeanor which creates apprehension or insecurity on the part of the Committee, other

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officers of the Company, customers or the public in dealing with the Participant; or (e) acting either willfully or with gross negligence in a disloyal manner or to the detriment of the Company’s best interest.

ARTICLE IV. PAYMENT OF BENEFITS

Section 4.01

“Retirement Income Benefit”. The payment of a Participant’s Retirement Income Benefit shall commence on or about the first day of the month next following thirty (30) days after his separation from service with the Company, and shall be payable on or about the first day of each subsequent month until a total of 180 such payments have been made. If said Participant shall die after having received any of said payments and before having received the entire benefit to which he is entitled, said payments shall continue to be made to his Beneficiary. Notwithstanding the foregoing, the remaining Retirement Income Benefit due to former employees Nathan Bistricer and James Herlands shall be paid out in lump sums as of May 1, 2009. The lump sum shall be calculated using an interest rate equal to the Applicable Federal Rate for April, 2009 and, in the case of Mr. Herlands, shall apply only to benefits accrued through December 31, 2004 plus earnings thereon.

Section 4.02

“Survivor’s Income Benefit”. The payment of a Participant’s Survivor’s Income Benefit shall be made as follows:

Section 4.02.1. If his Beneficiary shall have elected to receive the “Survivor’s Retirement Benefit,” payment of same shall commence, at the election of said Beneficiary, on or about the first day of the month next following thirty (30) days after (a) the Participant’s date of

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death, if the Participant died after having attained his Early Retirement Date, or his Normal Retirement Date, as the case may be, (b) the date on which the Participant would have attained his Early Retirement Date if he died prior to his Early Retirement Date, or (c) the date on which the Participant would have attained his Normal Retirement Date if he died prior to his Normal Retirement Date, and shall continue to be payable on or about the first day of each subsequent month until a total of 180 such payments have been made. Payment of the amount described in Section 3.04 shall commence thirty (30) days after the later to occur of (i) the Participant’s date of death, if the Participant died after having attained his Early Retirement, (b) the date on which the Participant would have attained his Early Retirement Date if he died prior to his Early Retirement Date.

Section 4.02.2. If his Beneficiary shall have elected to receive the “Annualized Benefit”, payment of same shall be made in that number of equal monthly installments commencing on or about the first day of the month next following thirty (30) days after the death of the Participant, determined as follows:

   (i)     If Section 3.03.1 applies, thirty—six (36) months;

  (ii)     If Section 3.03.2 applies, twenty—four (24) months; and

 (iii)     If Section 3.03.3 applies, twelve (12) months

ARTICLE V. FUNDING

Section 5.03

“Unfunded Character”. Notwithstanding the fact that the Company has established the Trust for the purpose of providing the benefits payable under the Plan, such Trust, or the Company’s assets, as the case may be, shall be subject to the claims of the Company’s general

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unsecured creditors. Any liability of the Company to any person with respect to benefits payable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan, and shall give rise only to a claim against the general assets of the Company. No such liability shall be deemed to be secured by any pledge or any other encumbrance on any specific property of the Company. The Plan is not intended to comply with the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended, and is intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

Section 5.02

“Life Insurance”. The Trust may apply for and become the owner and beneficiary of a life insurance policy on the life of each Participant, so as to provide some or all of the benefits hereunder. Accordingly, each Participant, as a condition of participation in the Plan, may be required to submit to a physical examination by the carrier issuing said policy, said examination to be paid for by the Company. Any such policy which the Company may utilize to assure itself of the funds to provide the benefits hereunder, shall not serve in any way as security to a Participant for the Company’s performance hereunder and shall remain the sole property of the Trust. The rights accruing to a Participant or any Beneficiary hereunder shall be solely those of an unsecured creditor of the Company. Notwithstanding anything herein contained to the contrary, if a Participant is not insurable at standard rates, the Committee shall have the option to reduce (or eliminate, if said Participant is uninsurable) the Survivor Benefit payable hereunder with respect to such Participant. Notice of any such determination shall be delivered by the Committee to said Participant, in writing, within thirty (30) days after said determination has been made, and shall be final, conclusive, and binding on the Participant, and his heirs, successors, assigns and beneficiary.

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Section 5.03

Title to and beneficial ownership of any assets, whether cash or investments, which the Trust may hold to pay any Plan benefits, shall at all times remain in the Trustee and neither the Participants nor their designated Beneficiaries shall have any property interest whatsoever therein.

Section 5.04

Payment of the Retirement Income Benefit payable under the Plan shall be conditioned upon the Participant remaining in the employ of Company at least until he attains his Early Retirement Date. If a Participant’s employment terminates prior to his having attained his Early Retirement Date, (other than on account of his death or permanent disability) he shall forfeit the Retirement Income Benefit otherwise payable to him hereunder.

VI.      DEFERRED COMPENSATION ACCOUNT

Section 6.01

Company shall establish a Deferred Compensation Account in the name of each Participant. Notwithstanding the establishment of each said Account, no Participant shall be deemed to have any present interest therein and the amounts credited thereto shall be subject to the claims of Company’s general creditors.

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Section 6.02

At the end of any Plan Year in which a Participant makes a deferral election hereunder, his Deferred Compensation Account shall be credited with (i) the amount of said deferrals, (ii) all Company Matching Contribution Amount(s) (if any), and (iii) interest, from the date of actual deferral, compounded annually in arrears at the Moody’s Corporate Bond Index rate as published by Moody’s Investors Services, Inc. Within thirty (30) days after the end of each Plan Year, each such Participant shall receive a statement reflecting the value of said Participant’s Deferred Compensation Account (if any).

Section 6.03

If a Participant shall have completed the number of years of Plan participation from and after December 31, 1993 indicated in the table below, his Deferred Compensation Account shall retroactively be credited with an additional rate of interest as set forth in the table below:

YEARS OF PARTICIPATION	ADDITIONAL RATE
SINCE JANUARY 1, 1994 -	OF INTEREST

Five (5) Years	One (1%) Percent
Ten (10) Years	Two (2%) Percent

Notwithstanding the above, the interest rate credited to the Deferred Compensation Account of a Participant who shall have made a hardship withdrawal in accordance with the terms of Section 8.01 hereof prior to having attained the age of sixty-two (62) years, shall be retroactively reduced to seventy-five (75%) percent of the rates indicated above.

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ARTICLE VII.  DISTRIBUTION OP DEFERRED

COMPENSATION ACCOUNT

Section 7.01

With respect to amounts deferred before January 1, 2005, and earnings and match thereon, a Participant may elect at any time prior to the year of his separation from service to have the value of his Deferred Compensation Account paid to him, upon his termination of service with the Company, or to his designated Beneficiary in the event of his death prior to his termination of service with the Company, as follows:

Section 7.01.1. Upon termination of service for any reason other than death, by one of the following methods:

(i)           In a lump sum, paid no later than the April 1st of the year following said termination of service, or

(ii)          In monthly installments, for any period (selected by Participant) from two (2) to fifteen (15) years certain, commencing no later than the April 1st following the year of termination (hereinafter “Installment Payment Inception Date”), in an amount determined as follows:

Commencing on the Installment Payment Inception Date, and continuing thereafter in substantially equal amounts (but not less than $100 per month), an amount equal to the average of payments for a period certain annuity, as quoted by two (2) insurance companies at the time of said Installment Inception Payment Date, for the selected number of installments.

A Participant’s election may be changed at any time prior to the year of his termination of employment.

Section 7.01.2. Upon the death of a Participant, in a lump sum no later than sixty (60) days following his date of death.

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Section 7.02

With respect to amounts deferred after December 31, 2004, and earnings and match thereon, a Participant shall elect at the time of such deferral to have the value of his Deferred Compensation Account paid to him, upon his termination of service with the Company, or to his designated Beneficiary in the event of his death prior to his termination of service with the Company, in one of the following methods:

Section 7.02.1. Upon termination of service for any reason other than death, by one of the following methods:

(i)           In a lump sum, on a date selected by the Participant, but no later than the April 1st of the year following said termination of service, or

(ii)          In monthly installments, for any period (selected by Participant) from two (2) to fifteen (15) years certain, commencing on a date selected by the Participant but no later than the April 1st following the year of termination (hereinafter “Installment Payment Inception Date”), in an amount determined as follows:

Commencing on the Installment Payment Inception Date, and continuing thereafter in substantially equal amounts (but not less than $100 per month), an amount equal to the average of payments for a period certain annuity, as quoted by two (2) insurance companies at the time of said Installment Inception Payment Date, for the selected number of installments.

Such election cannot be changed in a manner that would accelerate payments, and any election to further defer payments must be made at least twelve (12) months before payments would otherwise have commenced, and must result in an additional deferral of at least five (5) years.

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Section 7.02.2. Upon the death of a Participant, in a lump sum no later than sixty (60) days following his date of death.

ARTICLE VIII. HARDSHIP DISTRIBUTION

Section 8.01

“Financial Hardship” means an immediate and substantial financial need of the Participant or Beneficiary, resulting from an illness or accident of the Participant, the Participant’s spouse or Beneficiary (or Participant’s dependent), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant. In the event a Participant has a Financial Hardship, he may apply to the Committee for permission to withdraw an amount from his Deferred Compensation Account. Such amount shall be no more than that amount needed to satisfy the Financial Hardship, plus any taxes resulting from the withdrawal. The Committee will promptly act upon such request, and if it is approved, the amount requested will be distributed to said Participant within thirty (30) days of said approval.

ARTICLE IX. MISCELLANEOUS

Section 9.01

The Plan shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of Company and the Participants. Notwithstanding the foregoing, a Participant’s right to receive payment hereunder shall not be subject to attachment or garnishment by creditors of the Participant or the Participant’s beneficiary, and is hereby expressly declared to be personal, and not subject in any manner to alienation, sale, transfer,

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assignment, pledge or incumbrance, and in the event of any attempted assignment or transfer of such rights contrary to the provisions hereof, Company shall have no further liability for payments hereunder.

Section 9.02

Any payments under the Plan shall be independent of, and in addition to, those under any other plan, program or agreement which may have been adopted by Company or any other compensation payable to a Participant or a Participant’s designated Beneficiary by the Company.

Section 9.03

Notwithstanding anything contained herein to the contrary, Company reserves the right to terminate the Plan if there is an adverse change in the Federal Income Tax laws governing the taxation of deferred compensation plans similar to the Plan; provided, however, that any such termination shall be prospective in effect and shall not diminish in any way the then current Deferred Compensation Obligation to Participants in the Plan.

Section 9.04

It is intended and understood by the Company, the Trustee and the Participants, that this Plan is designed to comply with the provisions of Internal Revenue Code Section 409A and the Regulations issued thereunder.

Section 9.05

The Plan, and any amendment thereto, shall be interpreted and administered so as to be consistent with, the terms of the Trust.

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